Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
OF
POLAR POWER, INC,

A DELAWARE CORPORATION
AND
POLAR POWER, INC.,

A CALIFORNIA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan of Merger”), dated as of [●], 2016, by and between Polar Power, Inc., a Delaware corporation (“Polar Power Delaware”), and Polar Power, Inc., a California corporation (“Polar Power California”), pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) and Section 1108 of the California General Corporation Law (the “CGCL”).

WITNESSETH

WHEREAS, Polar Power Delaware is a corporation duly organized and in good standing under the laws of the State of Delaware;

WHEREAS, Polar Power California is a corporation duly organized and in good standing under the laws of the State of California;

WHEREAS, Polar Power Delaware is the wholly-owned subsidiary of Polar Power California; and

WHEREAS, the Board of Directors of Polar Power Delaware and the Board of Directors of Polar Power California have determined that it is advisable and in the best interests of each of them that Polar Power California merge with and into Polar Power Delaware upon the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
MERGER

Upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and the Certificate of Merger with the Secretary of the State of California (the “Effective Time”), Polar Power California shall be merged with and into Polar Power Delaware (the “Merger”), and Polar Power Delaware shall be the corporation surviving the Merger (hereinafter referred to as, the “Surviving Corporation”).

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ARTICLE II
DIRECTORS, OFFICERS AND GOVERNING DOCUMENTS

The directors of the Surviving Corporation immediately after the Effective Time shall be Arthur D. Sams, Matthew Goldman and Keith Albrecht. The officers of the Surviving Corporation immediately after the Effective Time shall be as follows:

Name	Position

Arthur D. Sams	Chairman of the Board, President, Chief Executive Officer and Secretary

Rajesh Masina	Vice President Operations

Luis Zavala	Vice President Finance and Acting Chief Financial Officer

These officers and directors shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

The Certificate of Incorporation and Bylaws of the Surviving Corporation as in force and effect at the effective time and date of the Merger will be the Certificate of Incorporation and Bylaws of said Surviving Corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the State of Delaware of said Surviving Corporation.

ARTICLE III
NAME

The name of the Surviving Corporation shall be: Polar Power, Inc.

ARTICLE IV
EFFECT OF MERGER ON SHARES OF STOCK OF POLAR POWER CALIFORNIA

At the Effective Time, every one (1) share of common stock, no par value per share, of Polar Power California immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.0001 per share, of the Surviving Corporation. At the Effective Time, each issued and outstanding share of stock of the Surviving Corporation held by Polar Power California shall be canceled, without the payment of consideration therefor.

ARTICLE V
EFFECT OF THE MERGER

The Merger shall have the effect set forth in Section 259 of the DGCL.

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ARTICLE VI
APPROVAL

This Agreement and Plan of Merger, as made and approved, has been submitted to the shareholders of Polar Power California for their approval or rejection in the manner prescribed by the provisions of the CGCL and shall be approved in the manner prescribed by the DGCL.

ARTICLE VII
AUTHORIZATION

The Board of Directors and the proper officers of Polar Power California and of the Surviving Corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the Merger herein provided for.

ARTICLE VIII
FURTHER ASSURANCES

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Polar Power California such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers and authority of Polar Power California, and otherwise to carry out the purposes of this Agreement and Plan of Merger. The officers and directors of the Surviving Corporation are fully authorized, on behalf of the Surviving Corporation or Polar Power California, to take any and all such actions and to execute and deliver any and all such deeds, documents and other instruments.

ARTICLE IX
RESERVATION OF RIGHTS

The Board of Directors of Polar Power California reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Merger, if at any time prior to consummating such Merger, the Board of Directors of Polar Power California, in its sole discretion, determines that it is no longer in the best interests of Polar Power California and its shareholders.

ARTICLE X

CAPITALIZATION

Polar Power California has issued and outstanding 7,383,158 shares of common stock, no par value per share, and no shares of preferred stock. Except as otherwise provided by the CGCL, the holders of common stock of Polar Power California shall exclusively possess all voting power of such corporation. None of these shares are subject to change prior to the Effective Time of the Merger.

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Polar Power Delaware has issued and outstanding One Hundred (100) shares of common stock, $0.0001 par value per share. No shares preferred stock are issued and outstanding. Except as otherwise provided by the DGCL, the holders of common stock of Polar Power Delaware shall exclusively possess all voting power of such corporation. None of these shares are subject to change prior to the Effective Time of the Merger.

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first above written.

POLAR POWER, INC.,
a California corporation

By:

Name:	Arthur D. Sams

Title:	Chairman and CEO

POLAR POWER, INC.,
a Delaware corporation

By:

Name:	Arthur D. Sams

Title:	Chairman and CEO

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